JOINT VENTURE AGREEMENT

AGREEMENT BY AND AMONG “EYI INDUSTRIES, INC.”, A CORPORATE BODY, HEREINAFTER REFERRED TO AS “EYI”, WORLD WIDE BUYERS’ CLUB INC., A CORPORATE BODY, HEREINAFTER REFERRED TO AS ”WWBC” AND “SUPRA GROUP, INC.”, A CORPORATE BODY, HEREINAFTER REFERRED TO AS “SG”, UNDER THE FOLLOWING RECITALS AND ARTICLES:

RECITALS

The background facts upon which this Agreement is based are as follows:

A.
EYI markets products through various marketing distribution channels, including multi level marketing schemes whereby members of the marketing schemes are paid commission with respect to the sale of products and with respect to bringing other persons in to the marketing systems;

B.	EYI has sophisticated information and marketing systems, legal and commercial knowledge, and technological resources, all of which SG would like to obtain the benefit of;

C.	SG is a marketing company which sells products throughout various Latin American countries;

D.
SG has numerous business relationships and contacts throughout Latin America and has specific legal and commercial knowledge relating to doing business in Latin America, which EYI would like to obtain the benefit of;

E.	EYI and SG have agreed that they will work together and use

(i) The general marketing knowledge and the USA distribution channels of EYI; and

(ii) the international marketing knowledge and distribution channels of SG in the Hispanic community in the USA and generally in the Latin American Countries,

to enhance the business prospects of both of them as hereinafter provided;

F.	WWBC has been incorporated by EYI but shall be owned 51/49 by EYI and SG, respectively, and shall be managed as hereinafter provided;

G.	WWBC intends to carry on a product marketing business under the name “The Hispanic Buyers’ Club” and the businesses of WWBC are expected to include the following activities:

(i) persons who subscribe as members to the club will be able to buy goods at discounted prices;

	(ii)	persons who are not club members may buy goods from WWBC at retail prices; and

	(iii)	WWBC may be used as a vehicle to carry out other common marketing activities as agreed from time to time;

H.
A large part of the initial profits relating to the business of WWBC will be the sale of HBC Memberships, and each of EYI and SG have agreed to participate in the sale of such memberships in the matter set out in this Agreement;

I.	EYI and SG have also agreed that they will work together to determine ways to possibly earn additional profits through their joint ownership of WWBC in one or more of the following ways:

	(i)	SG will sell SG Products to WWBC so that WWBC can resell them to the Hispanic community in the USA, and eventually to the Latin American Countries, all through the Hispanic Buyers’ Club;

(ii)
SG will act as an agent for WWBC with respect to the purchase of SG Sourced Products so that WWBC can resell them to the Hispanic community in the USA, and eventually to the Latin American Countries, all through the Hispanic Buyers’ Club;

	(iii)	EYI will sell EYI Products to WWBC so that WWBC can resell them to the Hispanic community in the USA, and eventually to the Latin American Countries, all through the Hispanic Buyers’ Club; and

(iv)
EYI will act as the agent for WWBC with respect to the sale of EYI Sourced Products to the Hispanic community in the USA, and eventually to the Latin American Countries, all through the marketing services of WWBC and the Hispanic Buyers’ Club;

J.	In addition to combining their resources to earn profits through WWBC:

	(i)	SG may sell its existing products through the existing EYI distribution system; and

	(ii)	EYI may sell its existing products through the existing SG distribution system,

all on the terms hereinafter set out.

HAVING REGARD TO THE FOREGOING FACTS, the contracting parties express their full consent and agree to assume the rights and obligations derived from the execution of this contract, and thus they agree to be subject to the following:

1.	INTERPRETATION.

1.1	In this Agreement the following words and phrases shall have the following meanings:

(a)
“Distribution Channel” means the various ways that products may be sold to customers, whether directly or indirectly through an intermediary, and includes sales through retail stores, multi-level associates, direct marketing, internet sales or other form of electronic commerce;

	(b)	“EYI Products” means any item or good that is provided or distributed by EYI and in respect of which they own the trademark under which such items or goods are sold;

	(c)	“EYI Sourced Products” means any item or good that is not an EYI Product but is sourced or distributed by EYI;

	(d)	“HBC Memberships” means the Hispanic Buyers’ Club memberships, as described in recital G above;

(e)
“Hispanic Buyers’ Club” means the relationship to be developed by WWBC with its customers whereby the customers of WWBC (anticipated to be Spanish speaking) will pay an annual fee to WWBC to enable them to buy goods from WWBC at discounted prices, provided that other customers who do not pay an annual fee will be able to buy products at retail prices, all pursuant to a marketing plan developed for WWBC by EYI;

(f)
“Latin American Countries” means Argentina, Bolivia, Brazil, Chile, Columbia, Ecuador, Paraguay, Peru, Suriname, Uruguay, Venezuela, Belize, Costa Rica, El Salvador, Guatemala, Honduras, Mexico, Nicaragua, Panama, Spain and Portugal;

	(g)	“SG Products” means any item or good that is provided or distributed by SG and in respect of which they own the trademark under which such items or goods are sold;

	(h)	“SG Sourced Products” means any item or good that is not an SG Product but is sourced or distributed by SG pursuant to paragraph 6.2;

	(i)	“USA” means the Unites States of America, and shall include Puerto Rico.

1.2	Any other term defined in this Agreement shall throughout this Agreement have the meaning so defined.

2.	EXCLUSIVITY AND INTENT TO BE BOUND

2.1	Throughout the term of this Agreement (as hereafter defined), EYI covenants and agrees with SG that it will not directly or indirectly:

	(a)	participate in the marketing of any products to residents of the Latin American Countries using any marketing system similar to:

		(i)	the existing multi-level marketing scheme utilized by EYI; or

		(ii)	the marketing scheme proposed to be utilized by WWBC herein described as the Hispanic Buyers’ Club,

other than through WWBC; or

(b)
target the sale of EYI Products or EYI Sourced Products to residents of the USA who are Spanish speaking (and in particular any marketing activities in the USA conducted in the Spanish language shall be deemed to be targeted at such persons), other than through WWBC.

The parties agree that incidental sales to residents of the USA who are Spanish speaking pursuant to existing distribution channels utilized by EYI are not intended to be prohibited by clause (b) above.

2.2
Throughout the term of this Agreement (as hereafter defined), each of SG and Daniel Matos (on behalf of himself and on behalf of his closest business associates) each jointly and severally covenant and agree with EYI that they will not directly or indirectly:

	(a)	participate in the marketing of any products to residents of the Latin American Countries using any marketing scheme similar to:

		(i)	the existing marketing scheme utilized by EYI; or

		(ii)	the marketing scheme proposed to be utilized by WWBC herein described as the Hispanic Buyers’ Club,

other than through WWBC,

(b)
target the sale of SG Products or SG Sourced Products to residents of the USA who are Spanish speaking (and in particular any marketing activities in the USA conducted in the Spanish language shall be deemed to be targeted at such persons), other than through WWBC.

2.3	In addition to the restrictions set out above, in any situation where SG wishes to market any SG Products or SG Sourced Products in the USA pursuant to any Distribution Channels then it shall:

	(a)	first, grant to WWBC a right of first refusal to market the products, on terms acceptable to both parties and WWBC shall act reasonably in determining what constitutes “acceptable terms”; and

	(b)	second, if WWBC does not wish to participate in the marketing of such products, then SG shall grant a similar right of first refusal to EYI.

In either case the parties shall act reasonably to negotiate the terms of the involvement of either WWBC or EYI, as applicable, provided that if an acceptable agreement cannot be worked out within 30 days then SG shall be free to market the SG Products or the SG Sourced Products through the proposed Distribution Channels in the USA, provided further that SG shall not grant to any third party any distribution rights within the USA on terms more favourable than those terms granted to WWBC or EYI, as applicable.

2.4
In addition to the restrictions set out above, in any situation where EYI wishes to market any EYI Products or EYI Sourced Products to any residents of the Latin American Countries pursuant to any Distribution Channels then it shall:

	(a)	first, grant to WWBC a right of first refusal to market the products, on terms acceptable to both parties; and

	(b)	second, if WWBC does not wish to participate in the marketing of such products, then EYI shall grant a similar right of first refusal to SG.

In either case the parties shall act reasonably to negotiate the terms of the involvement of either WWBC or EYI, as applicable, provided that if an acceptable agreement cannot be worked out within 30 days then EYI shall be free to market the EYI Products or the EYI Sourced Products through the proposed Distribution Channels in the Latin American Countries, provided further that EYI shall not grant to any third party any distribution rights within the Latin American Countries on terms more favourable than those granted to WWBC or to SG, as applicable.

2.5	Neither SG nor EYI will approach other companies, clients, entities, or consultants whose activities may compete with the purpose of this Agreement.

However, for greater certainty, if not in violation of sections 2.1 or 2.2 (as applicable) and having satisfied the obligations in sections 2.3 or 2.4 (as applicable), either SG or EYI may enter into an independent negotiation or agreement in circumstances where the activities might compete with the purpose of this Agreement if the other party cannot reasonably cover or distribute the products of interest over the specified Distribution Channels. Any such approaches to other companies, clients, entities or consultants shall be disclosed in a written manner to the other party.

2.6
EYI’s Executive Vice-President and Chief Operations Officer, Dori O’Neill or any other person appointed to that position or similar responsibility, will work as the liaison between EYI and SG for the set up of the systems necessary to begin operations and or professional management from an operations stand point to achieve the purpose of this Agreement, however in case of death or partial or total disability of this person, EYI and SG will name a successor that may continue with such assignment.

2.7	EYI and SG will schedule monthly reports and continuous communications to explore ways to achieve marketing objectives. Both parties will define the mechanisms and formats to do so.

3.	RELATIONSHIP AMONG THE PARTIES

3.1
Except as specifically set out herein, no party will be the agent of any other party and no party will have the authority or power to bind any other party in any manner whatsoever. The relationship among the parties is that of independent contractors, and notwithstanding that some of the compensation payable by WWBC may be based on a portion of its revenues or profits the parties expressly declare that they are not partners and they do not intend to create a partnership.

3.2
All parties agree that the personnel and professionals employed or engaged by any of them in order to perform the marketing and distribution activities contemplated herein shall be employed or engaged only and exclusively by the party actually employing or engaging them. For greater certainty it is expressly understood that there is not any labor or professional relationship between EYI and SG personnel or professionals or vice versa, who are directly hired by each of them. In accordance with this provision, each party shall be responsible for the personnel and professionals hired by them, whether in respect of labor, tax, administrative, civil or social security claims or liabilities, or any other claim or liability of any other nature whatsoever. Each of EYI and SG hereby declares that it has sufficient economic and financial resources to discharge and satisfy such obligations and liabilities. In case that any of the parties are notified about any action of labor, tax, administrative, civil, social security or any other nature filed against the other party by any member of its personnel or by the professionals hired by them, the party shall provide immediate notice to the other, and each party agrees to indemnify the other of them from and against liability that may be imposed to such party either by a judiciary order or out of court settlement.

3.3
EYI shall indemnify and hold harmless SG from and against any and all claims, demands, losses, damages, costs, liabilities and expenses of whatever kind or character to which SG might incur or be put to, on account of any actual or alleged loss, injury or damage to any person, firm or corporation or to any property, arising out of or in connection with the negligent activities of EYI.

3.4
SG shall indemnify and hold harmless EYI from and against any and all claims, demands, losses, damages, costs, liabilities and expenses of whatever kind or character to which EYI might incur or be put to, on account of any actual or alleged loss, injury or damage to any person, firm or corporation or to any property, arising out of or in connection with the negligent activities of SG.

3.5
EYI and SG jointly agree that neither will engage in activities which will harm the reputation of the other. Both parties agree to indemnify and hold, harmless the other of them from and against any such harm.

3.6
Each party shall be responsible for payment of all local, state and federal taxes in regard to any benefits received by it pursuant to the terms of this Agreement, and each party hereby indemnifies and save harmless the other parties from all claims in this regard.

4.	TERM AND TERMINATION

4.1	The term of this Agreement shall be ten years, commencing on May 6, 2004 and continuing until May 5, 2014 (the “Term”).

4.2
This Agreement may only be renewed by written agreement among the parties. 4.3 This Agreement shall only terminate before the expiry of the Term upon: (a) the winding up or bankruptcy of any of the parties;

(b)
any material breach of the parties under the Agreement and where such breach continues for a period of Thirty (30) days after written notice from the non-defaulting / non-breaching party, with the exception of the case when the breaching or the defaulting party may prove that there is no breach or default if reasonable efforts have been conducted to comply with this agreement (“Fair Cause”); in order to terminate the Agreement under this condition it is important that the non-breaching or non-defaulting party keeps proof of written communications and notices and showing reasonable efforts and suggestions to correct the breaching or default generated by the other party.

(c) the agreement of both parties to do so in writing.

4.4
Notwithstanding the foregoing, the bankruptcy or winding up of WWBC or any material default of WWBC resulting from its financial circumstances will not affect the applicable exclusivity covenants of EYI and SG set out in section 2, which shall in any event continue throughout the Term.

4.5	In the case of termination pursuant to clause 4.3(b) above, a court order confirming termination must first be obtained.

4.6	In the event of an alleged breach by one party, the other parties may provide any recommendations to the party in alleged breach to remedy the alleged breach or minimize the damage.

5.	OWNERSHIP AND CONTROL OF WWBC

5.1	EYI shall cause all issued and outstanding shares of WWBC to be issued as follows:

(a) EYI – 51%;

(b) SG – 49%

5.2	Although EYI shall have the right to appoint a majority of the directors of WWBC, EYI agrees that at all times one or more nominees of SG shall be appointed as directors of WWBC.

5.3	No director of WWBC shall be liable to either SG or EYI by reason of having a direct or indirect interest in EYI or SG or by reason of being directors or officers of SG or EYI.

5.4	On an annual basis all profits of WWBC not required for working capital purposes will be paid out as dividends to the shareholders, on the 51:49 basis in accordance with their shareholdings.

6.	BUSINESS OF WWBC

6.1	The business of WWBC shall be as described in the recitals to this Agreement.

6.2	EYI shall actively promote the sale of the HBC Memberships on behalf of WWBC. EYI shall use its “Essentially Yours” distribution network to sell HBC Memberships.

6.3	SG shall actively promote the sale of HBC Memberships, and it shall have the right to do so either directly or indirectly through affiliated companies Group.

6.4	WWBC shall pay:

(a) to SG or to its assigns a commission of up to 50% of all membership fees received by WWBC upon the sale of HBC memberships by SG or by its affiliates

(b) to EYI or to its assigns a commission of up to 50% of all membership fees received by WWBC upon the sale of HBC memberships by EYI or by its affiliates or associates.

For greater certainty commissions shall not be paid on annual membership renewals.

6.5	The parties agree that WWBC will acquire products for resale from the following sources:

	(a)	SG Products will be acquired from SG at prices agreed between WWBC and SG from time to time, provided that such prices will not exceed the prices charged by SG to its high volume distributors;

	(b)	EYI Products will be acquired from EYI at prices agreed between WWBC and EYI from time to time, provided that such prices will not exceed the prices charged by EYI to its high volume distributors;

	(c)	SG Sourced Products will be acquired from such manufacturers as may be identified by SG from time to time in its capacity as agent for WWBC;

	(d)	EYI Sourced Products will be acquired from such manufacturers as may be identified by EYI from time to time in its capacity as agent for WWBC;

All products to be acquired by WWBC for resale will be priced FOB the Halo facility in Kentucky.

It is understood that currently the SG Products and the EYI Products are related with the health and beauty care industry; however this scope of products to be sold by WWBC can be broadened upon the agreement of both parties. Each of EYI and SG will be responsible for identifying prospective manufacturers of products to be sold by WWBC. Neither SG nor EYI nor any person related to either of them will obtain any secret commissions or profits or other benefits by reason of acting as agent for WWBC in relation to the purchase of SG Sourced Products or EYI Sourced Products.

6.6
SG will have the right to sell SG Products through WWBC, subject to the approval of WWBC, which may not be unreasonably withheld. It will not be unreasonable for WWBC to refuse to market any SG Product if it reasonably believes that such marking will not be profitable or if it involves products of insufficient quality or if the SG Products do not comply with any applicable law. For greater certainty, if WWBC refuses to market the SG Product then the provisions of article 2 will be applicable.

6.7
EYI will have the right to sell EYI Products through WWBC, subject to the approval of WWBC, which may not be unreasonably withheld. It will not be unreasonable for WWBC to refuse to market any EYI Product if it reasonably believes that such marking will not be profitable or if it involves products of insufficient quality or if the EYI Products do not comply with any applicable law. For greater certainty, if WWBC refuses to market the EYI Product then the provisions of article 2 will be applicable.

6.8
WWBC shall pay for all EYI Products, SG Products, EYI Sourced Products and SG Sourced Products at the later of 30 days from receipt of products, or 30 days from receipt of invoices in respect thereof, or on such other terms as may be agreed between WWBC and the applicable vendor.

6.9
SG will endeavor, for no additional consideration, to introduce one or more persons who shall subscribe for shares in the capital of EYI. EYI agrees that it shall make the net proceed of such financing, after paying all costs associated therewith, as a loan to WWBC to enable it to establish its business and purchase the required inventory from EYI, SG or from the manufacturers or other suppliers of the EYI Sourced Products or the SG Sourced Products.

7.	INFRASTRUCTURE OFWWBC AND SERVICES PROVIDED BY SG AND EYI

7.1	The business of WWBC will initially be operated out of the premises of EYI, free of rent, provided that:

(a) if a dedicated area is made available in respect of the business and affairs of WWBC, then the applicable portion of rent shall be charged, without markup, by EYI to WWBC; and

(b) in due course the directors of WWBC may elect to secure separate premises, whether in the USA or elsewhere, in which case WWBC will be solely responsible for all rent charges.

If WWBC uses any of the premises of SG with respect to the conduct of its business in the Latin American Countries then the foregoing provisions will also apply to the use of such SG premises by WWBC.

7.2
EYI will track all product purchases for WWBC. EYI will also provide its Pick n’ Pack operational system to WWBC at a fee to be mutually agreed by both parties, and failing agreement to be determined by arbitration.

7.3
EYI will provide any operational or logistic systems, legal and commercial knowledge, marketing requirements and technological resources required by WWBC. In particular, EYI will be responsible for providing the accounting systems required by WWBC in the conduct of its business.

7.4	EYI and SG shall provide customer services to WWBC as follows:

(a) with respect to assistance required by HBC in respect of persons who have acquired SG Products or SG Sourced Products, SG will provide such customer services on behalf of WWBC; and

(b) with respect to assistance required by EYI in respect of persons who have acquired EYI Products or EYI Sourced Products, EYI will provide such customer services on behalf of WWBC,

in either case WWBC will pay an amount equal to “cost plus 5%”, to be agreed by the parties and failing agreement to be determined by arbitration.

7.5
EYI will work with SG and WWBC to make the necessary changes to the current SG Products which will be sold by WWBC so that such products comply with all labeling, licensing, importation, registering and other procedural and packaging requirements within the USA, and in consideration therefore WWBC will pay to EYI the direct cost of employee time which was dedicated to such activities.

7.6
SG will work with EYI and WWBC to make the necessary changes to the current EYI Products which will be sold by WWBC in any of the Latin American countries so that such products comply with all labeling, licensing, importation, registering and other procedural and packaging requirements within such countries, and in consideration therefore WWBC will pay to SG the direct cost of employee time which was dedicated to such activities.

7.7	SG will maintain the quality control of all SG Products and all SG Sourced Products acquired by WWBC, and EYI will maintain the quality control of all EYI

Products and all EYI Sourced Products acquired by WWBC.

7.8
The shipping infrastructure utilized by WWBC within the continental USA will go to Halo Distribution LLC. (“Halo”), which is affiliated with EYI, provided that if SG establishes that the rates of Halo are materially in excess of other carriers supplying similar services and if the profits of WWBC are diminished for that reason then SG may require competitive bidding, provided further that Halo shall have the right to match any lower bid.

7.9
To the extent that the directors of WWBC and/or the directors, officers or senior employees of either EYI or SG provide any of the following basic management services to WWBC, then each of EYI and SG shall pay the cost of their own directors, officers, senior employees or nominee directors of WWBC, and except as expressly stated herein WWBC shall not pay for any such basic management services:

	(a)	product evaluation, planning and analysis;

	(b)	directing and focusing organizational, financial, logistic and marketing efforts and activities;

	(c)	defining resources to be applied to successfully implement distribution channels, and the general marketing of products and services;

	(d)	controlling and accounting for all sales, costs and benefits;

	(e)	auditing internal procedures and policies that may affect directly or indirectly the benefits received by any of the parties.

7.10
The parties anticipate that over time WWBC will engage its own employees, in which case it shall directly pay all wages and benefits attributable to such employees. For greater certainty, WWBC shall pay the cost of any employee, who is engaged by WWBC on a full time basis (whether or not a former employee or director of officer of EYI or SG and whether or not they provided the basic management services described in paragraph 7.9) .

7.11	Subject to any other express terms of this Agreement setting out specific pricing terms, as a general rule WWBC shall reimburse to each of EYI and SG the following amounts as applicable:

(a)
the direct cost of employees, and to the extent that employees work for both WWBC and either EYI or SG then WWBC shall pay the pro-rated portion of any employee based on an allocation of such employee’s time between the business and affairs of WWBC and the business and affairs of EYI or SG, as applicable;

(b) any out of pocket costs incurred in connection with supplying goods or services to WWBC;

8.	OTHER SG/EYI MARKETING RIGHTS NOT INVOLVING WWBC

8.1
The parties shall negotiate in good faith to finalize the terms pursuant to which EYI shall use its existing distribution network to sell SG Products to the customers of EYI or through the market channels presently utilized by EYI.

8.2
EYI will work with SG to make the necessary changes to the current SG Products which may be sold by EYI, so that such products comply with all labeling, licensing, importation, registering and other procedural and packaging requirements within the USA, and in consideration therefore SG will pay to EYI the direct cost of employee time which is dedicated to such activities.

8.3
SG will reserve and hold the right to market the EYI product line in the Latin American Countries through any Distribution Channel it desires, including but not limited to: wholesale, retail, door to door, internet, response TV/radio and the military corps, subject to the provisions of paragraph 2.4.

8.4
SG will develop a marketing plan and time schedule to market EYI’s products into the Latin American Countries. Both parties will determine the feasibility of marketing products, whether through f WWBC or otherwise,, giving priority to the most profitable and strategically convenient markets and products that will bring the higher benefits to both parties. Under a case by case basis, both parties will analyze and evaluate the benefits, costs, relations, facilities and easiness of realization involved to incorporate products and services into markets or distribution channels.

8.5
SG will work with EYI to make the necessary changes to the current EYI Products which may be sold by SG, so that such products comply with all labeling, licensing, importation, registering and other procedural and packaging requirements within the Latin American Countries, and in consideration therefore EYI will pay to SG the direct cost of employee time which is dedicated to such activities.

8.6
Should SG request EYI to provide its e-commerce and operational systems and knowledge to enable SG to sell EYI Products in the Latin American Countries it will be with the understanding that SG will only pay for any additional customization that may be required to make the system work within any particular jurisdiction in which SG markets products.

8.7	Unless otherwise agreed to by EYI, SG agrees that any EYI Products sold to it for distribution into the Latin American Countries will not be sold or distributed into any other countries.

8.8
Both parties agree that all EYI Product that will be resold by SG, or and all SG Products that will be resold by EYI will require a written purchase order, approved and confirmed by both parties, on which they will establish the terms and conditions: quantity and description of products, product size or presentation, payment terms, delivery point, required date, special pre-payment and returning policies.

8.9
SG agrees that the shipping infrastructure utilized by SG in respect of any other of its marketing activities within the continental USA will go to Halo Distribution LLC. (“Halo”), which is affiliated with EYI, provided that if SG establishes that the rates of Halo are materially in excess of other carriers supplying similar services then SG may require competitive bidding, provided further that Halo shall have the right to match any lower bid.

9.	REPRESENTATIONS AND WARRANTIES OF EACH PARTY

9.1	EYI represents and warrants to SG and WWBC as follows:

	(a)	that it is a corporation duly incorporated and existing in accordance with the laws of the State of Nevada, in the United States of America;

(b)
that either Jay Sargeant or Dori O’Neill are empowered with sufficient capabilities to represent it in this Agreement and to bind it under the terms of this Agreement, which powers have not been revoked or limited in any way;

	(c)	that EYI has the exclusive right to market and distribute health products under the “EYI” brand;

	(d)	that WWBC is a corporation duly incorporated and existing in accordance with the laws of the State of Nevada, in the United States of America;

(e)
that either Jay Sargeant or Dori O’Neill are empowered with sufficient capabilities to represent WWBC in this Agreement and to bind it under the terms of this Agreement, which powers have not been revoked or limited in any way.

9.2	SG represents and warrants to EYI and WWBC as follows:

(a) that it is a corporation duly incorporated and existing in accordance with the laws of the State of Florida, in the United States of America;

(b)
That Daniel Matos is empowered with sufficient capabilities to represent it in this Agreement and to bind it under the terms of this Agreement, which powers have not been revoked or limited in any way.

10.	DISPUTE RESOLUTION

10.1	This Agreement shall be governed by the laws of the State of Nevada and the parties waive their right to assert jurisdiction in any other venue.

10.2
In the event of any disagreement as to amounts owing pursuant to this Agreement, the parties agree that they will use their best efforts to arrive at an amicable resolution, and failing agreement, shall refer to the matter to arbitration in accordance with the laws of the State of Nevada.

11.	CONFIDENTIALITY

11.1
The provisions of this Agreement constitute confidential information and neither EYI nor SG shall, without the prior written consent of the other, disclose the terms or conditions of this Agreement to a third party, either directly or indirectly, save and except to a professional advisor, in confidence, or as required by law (including securities disclosure regulations). Any party required to issue a news release will give the other party advance notice and a draft of the proposed news release and will give the other party an opportunity to comment on the draft news release.

11.2
All confidential information generated and shared between both parties and their associates shall be treated and protected as their own confidential information. The information about employees, associates, interest, consultant and or any other relevant matters, will remain confidential and will require written consent to be disclosed. This restriction will not apply to the information that is available to the public or which must be disclosed as a result of the activities in relation to the marketing of products as contemplated herein. From time to time, both parties may enter into confidentiality agreements with its business partners whereby information provided by those business partners to on of the parties is the confidential and proprietary information of such business partners and must be treated in the same manner as both parties are bound to treat the confidential and proprietary information of any of the parties, and both parties agree to be bound by any such confidentiality agreement.

11.3	All parties agree to return to the others all confidential information provided by them by the others and any copies of such material in its possession forthwith upon demand.

11.4
Except as expressly provided herein, this Agreement shall not give SG or WWBC or any other person any proprietary right in and in to marketing software and systems owned by EYI, or the right to receive copies of the source codes relating to any such software.

12.	GENERAL TERMS

12.1
Both parties agree that if any of the terms and articles of this Agreement could represent a contradiction, a breach or violation of the agreement itself, or the laws applicable to this document, both parties will conduct all necessary efforts in order to correct such deficiencies, violations or breaches.

12.2
This Agreement constitutes the complete Agreement between the parties pertaining to their joint marketing activities and superseded any prior and contemporaneous agreements and/or addendum of the parties in connection herewith whether written or oral. Only a written agreement signed by the affected parties will amend this Agreement.

12.3	Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if:

	(a)	delivered personally;

	(b)	sent by prepaid courier service or mail at the address shown for that party at the beginning of this Agreement; or

(c)
sent prepaid by fax or other similar means of electronic communication (confirmed on the same or the following day by prepaid mail) addressed to the relevant party at the address shown for that party at the beginning of this Agreement.

Any notice so given shall be deemed conclusively to have been given and received when:

	(d)	personally delivered;

	(e)	sent by fax or other electronic communications, on the first business day thereafter.

12.4	Notice shall be given to the parties at the following addresses, or to such other address of which notice is given as provided herein:

EYI:		EYI Industries, Inc. 3960 Howard Hughes Parkway, Suite 500 Las Vegas, Nevada 89109 Ph: (702) 296-8034 Fax: (604) 502-5144

With a copy to:

EYI Industries, Inc. #201 – 8322 130th Street Surrey, B.C. V3W 8J9 Ph: (604) 502-5131 Fax: (604) 502-5144

SG:	Supra Group, Inc. 200 South Biscayne Blvd Miami, Florida 33131 Ph: (305) 372-2345

WWBC	World Wide Buyers’ Club Inc. 3960 Howard Hughes Parkway, Suite 500 Las Vegas, Nevada 89109 Ph: (702) 296-8034 Fax: 604-502-5144

With a copy to:

World Wide Buyers’ Club Inc. #201 – 8322 130th Street Surrey, B.C. V3W 8J9 Ph: (604) 502-5131 Fax: (604) 502-5144

12.5
This Agreement may be executed in counterparts, each of which, when executed, shall be considered an original for all purposes, provided that all counterparts shall, together, constitute one and the same document.

IN WITNESS WHEREOF the parties have executed this document as of the ______day of May, 2004.

EYI INDUSTRIES INC., in the	)
Presence of:	)
)
)
Signature of Witness	)
)
)
Print Name of Witness	)	Jay Sargeant, President
	)	EYI INDUSTRIES, INC.

WORLD WIDE BUYERS’ CLUB INC.,	)
in the presence of:	)
)
)
Signature of Witness	)
)
)
Print Name of Witness	)	Dori O’Neill, Authorized Signatory
	)	WORLD WIDE BUYERS’ CLUB INC.

SUPRA GROUP, INC. in the presence	)
Of:	)
)
)
Signature of Witness	)
)
)
Print Name of Witness	)	Authorized Signatory,
	)	SUPRA GROUP, INC.